Exhibit 10.1.19

March 3, 2006

George Leis

Dear George,

I am pleased to confirm our offer and your acceptance to commence employment March 13, 2006. You will be employed as the Executive Vice President-Wealth Management/Enterprise Sales at both Pacific Capital Bancorp (the Company) and its subsidiary Pacific Capital Bank, N.A. You will be reporting to Tom Thomas, CEO and President. You will be compensated at a bi-weekly rate of $7692.31. Additionally, you will receive a $100,000.00 sign on bonus subject to the normal payroll deductions to be paid upon hire or you may elect to take this portion of your bonus after 90 days of employment, to take advantage of participation in the Bank’s 401(k) plan. You may also elect to have these amounts contributed to your Deferred Compensation Plan if you are a participant.

To support your relocation to the Santa Barbara area, the Bank will provide you with a non-preferential loan of $100,000.00, to be secured by your new residence on terms that comply with Federal Reserve Regulation O. Upon your relocation, you will also receive a relocation allowance (moving costs, meals, gas, motel, etc.) of up to $10,000.00. You will be reimbursed after you provide appropriate receipts. If your employment is terminated within the first year after relocation, a prorated amount of the relocation bonus will be due to Pacific Capital Bank, N.A. You will also have the opportunity to utilize the company apartment for one month to assist with your transition.

For each year you remain with the Bank, up to 10 years, you will receive a retention bonus of $10,000.00, subject to normal payroll deductions, on the anniversary date of your employment.

At the next meeting of the Compensation Committee of the Board of Directors after you have commenced employment, you will be granted a Non-Qualified Stock Option for 10,000 shares of the Company’s stock, which is exercisable over the next ten years, per the terms and conditions of the Stock Option Grant. These options will be at the current market price on the date of the Grant. You will also be granted a Restricted Stock grant of 5,000 shares of the Company’s stock, which has a staggered vesting period, per the terms and conditions of the Restricted Stock Agreement. These shares will be current market price on the date of the Grant. You will also be eligible to participate in the Management Retention Plan (Change in Control) at 200%, and our Deferred Compensation program. You will receive separate documents related to these plans. As a member of the Senior Leadership Council, you will also be eligible to participate in our Retiree Health Program.

You will be eligible to participate in the Bank’s 2006 High Performance Incentive Program (HPIP) prorated to your date of employment. The HPIP is normally paid in late February, 2007, based upon 2006 performance. Mr. Thomas will discuss with you the Incentive Award Guidelines and help you to establish your individual goals.

You will be eligible for four weeks of vacation per year, prorated according to your date of hire. Your eligibility for other benefit programs, such as our flexible Benefits Plan and 401(k) Salary Savings Plan will commence on the first of the month following completion of 90 days of employment.

Employment at Pacific Capital Bancorp and Pacific Capital Bank, N. A. is at will. Employees are not hired for any specified term. The Company and Bank hope that the working relationship will be mutually satisfactory and challenging. However we recognize that this is not always the case, and as such you may wish to resign your position with or without cause upon oral or written notice. Similarly, the Company or Bank may end or change the employment relationship or status at any time with or without cause, upon oral or written notice. All of the terms and conditions of the employment offer from the Company and Pacific Capital Bank, N. A. are fully and completely set forth in this letter. Unless specifically set forth herein, no other term or condition of employment shall be included in this offer of employment.

George, we are so pleased that you are joining us and feel you will make an important contribution to the growth of the Company. To confirm your acceptance of this offer, please sign and return this copy to me.

Sincerely,

Sherrell E. Reefer

Senior Vice President

Director of Human Resources

I hereby accept the offer of employment as outlined above:

George Leis	(Date)